This is the text of a common stock certificate as issued by Quest Diagnostics Incorporated. There is a patterned background. There are circular designs in the upper left corner with a representation of the DNA chemical chain printed on top. Below this patterned area is a small circular graphic rendering of a chemist pouring from a bottle into a vial. There are several bottles in the foreground.

                                                                    COMMON STOCK

               NUMBER                                        SHARES

                                                                 CUSIP 74834L100
                                             SEE REVERSE FOR CERTAIN DEFINITIONS

                                                                           Quest
                                                                     Diagnostics
                                                                    Incorporated

[Seal of Quest Diagnostics Incorporated]
Corporate 1990 Delaware

     Incorporated under the law of the State of Delaware

     This is to Certify that


     is the owner of


     Fully-paid and non-assessable shares of the Common Stock of Quest Diagnostics Incorporated transferable in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the transfer agent and registered by the Registrar.
           Witness, the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.



Countersigned and Registered:         Chairman and             Secretary
Harris Trust and Savings Bank       Chief Executive Officer


Transfer Agent and Registrar
    Authorized Signature            This Certificate is transferable in the
                                      City of Chicago, IL or New York, NY


                                                                           Dated